Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Reports Record Third Quarter 2014 Results

•	Record Q3 Comparable EPS from Continuing Operations Increased 12% to $1.63

•	Record Q3 EPS from Continuing Operations Improved 13% to $1.58

•	Record Q3 Operating Revenue Grew 5%; Record Total Revenue Up 3%

•	Comparable Full-Year EPS Forecast is $5.55 to $5.60

MIAMI, October 22, 2014 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management and supply chain solutions, today reported record third quarter comparable earnings reflecting improved performance in Fleet Management Solutions (FMS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended September 30 were as follows:

(in millions)	Earnings			Diluted EPS
	2014	2013	% Change	2014	2013	% Change
GAAP	$ 84.0	73.9	14%	$ 1.58	1.40	13%
Non-operating pension costs	1.4	3.0		0.03	0.06
Other charges, net	1.2	0.2		0.02	—
Comparable	$ 86.5	77.0	12%	$ 1.63	1.46	12%

The Company reported record third quarter operating revenue (revenue excluding FMS fuel and all subcontracted transportation), reflecting higher full service lease revenue, growth in commercial rental revenue as well as increased volumes and new business in Supply Chain Solutions (SCS). Total and operating revenue for the three months ended September 30 were as follows:

(in millions)	Total Revenue			Operating Revenue
	2014	2013	% Change	2014	2013	% Change
Total	$ 1,687.2	1,634.5	3%	$ 1,415.9	1,344.9	5%
Fleet Management Solutions	$ 1,186.9	1,138.2	4%	$ 931.9	872.2	7%
Supply Chain Solutions	$ 617.8	610.8	1%	$ 545.0	528.3	3%

Commenting on the Company’s third quarter 2014 performance, Ryder Chairman and CEO Robert Sanchez said, “Ryder delivered record third quarter revenue and earnings results driven by our largest business segment, Fleet Management Solutions. Our strong performance across all Fleet Management Solutions product lines combined to deliver operating revenue growth of 7%, the highest organic growth rate in more than a decade, and pre-tax earnings growth of 25%. We’re pleased that our full service lease fleet grew sequentially in the third quarter and remains on track for our full-year target. In commercial rental, we continue to see strong demand and pricing on a larger fleet. Used vehicle pricing remained strong, reflecting both a shift toward more sales through our retail channel, and higher pricing across all channels. Our Supply Chain Solutions business was impacted by lost business from earlier in the year and, to a lesser extent, start-up costs on an international distribution management account. We continue to be encouraged by strong sales activity in all our product offerings in both business segments.”

Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the third quarter of 2014 was $931.9 million, up 7% compared with the year-earlier period. Total revenue in the third quarter of 2014 was $1.19 billion, up 4% compared with the year-earlier period, reflecting lower fuel prices. Full service lease revenue increased 5% due to higher prices on replacement vehicles and growth in the fleet size. The average number of full service lease vehicles increased 2% from the year-earlier period. Commercial rental revenue improved 11% reflecting higher pricing and increased demand in North America. Fuel services revenue decreased 4%, primarily reflecting lower fuel prices passed through to customers.
FMS earnings before tax were $121.0 million in the third quarter of 2014, up 25% compared with $96.4 million in the same period of 2013. Increased earnings reflect significantly higher used vehicle sales results, strong commercial rental performance as well as better full service lease results. Used vehicle sales benefited from stronger pricing. Commercial rental performance improved as a result of higher pricing and increased demand in North America. Rental power fleet utilization was 78.0% for the third quarter, down from 79.7% in the year-earlier period, on a 7% larger average fleet. Full service lease results benefited from lower depreciation associated with increased residual values, as well as growth in the fleet size. FMS earnings before tax as a percentage of operating revenue were 13.0% in the third quarter of 2014, up 190 basis points from 11.1% in the same quarter a year ago.

Supply Chain Solutions
In the SCS business segment, third quarter 2014 operating revenue (revenue excluding subcontracted transportation) was $545.0 million, up 3% compared with the same quarter a year ago. Total revenue was $617.8 million, up 1%, reflecting lower subcontracted transportation. SCS operating revenue grew as a result of increased volumes and new business, primarily in the consumer packaged

2

goods and retail, industrial and high-tech industry groups. This improvement was partially offset by lost automotive industry business.
SCS earnings before tax of $36.2 million decreased 9% in the third quarter of 2014 compared with $39.6 million in 2013 due primarily to lost business, including shutdown costs and start-up costs on an international distribution management account. SCS earnings before tax as a percentage of operating revenue were 6.6% in the third quarter of 2014, down from 7.5% in the year-earlier period.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2014, CSS costs were $61.8 million, up from $54.2 million in the year-earlier period, primarily driven by planned higher investments in marketing and information technology.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $2.5 million ($1.4 million after tax) or $0.03 per diluted share in the third quarter of 2014, down from $5.1 million ($3.0 million after tax) or $0.06 per diluted share in the year-earlier period. The decrease was primarily due to higher than expected asset returns in 2013.
Third quarter 2014 results also included other net charges of $1.8 million ($1.2 million after tax) or $0.02 per diluted share, primarily associated with two multi-employer pension plan settlement charges, and transaction costs. The year-earlier results also included other net charges of $0.4 million ($0.2 million after tax) primarily associated with a multi-employer pension settlement charge, partially offset by recoveries from Superstorm Sandy losses related to customer-owned vehicles.

Income Taxes
The Company’s effective income tax rate from continuing operations for the third quarter of 2014 was 35.3% of pre-tax earnings compared with 33.7% in the year-earlier period. Without the impact of items excluded from comparable earnings, the Company’s third quarter 2014 comparable effective income tax rate was 35.4% of comparable earnings before tax versus 34.1% in the prior year. The increase in the effective income tax rate was due to lower non-deductible items in the prior year, as well as a prior year tax law change benefit.

3

Capital Expenditures
Year-to-date 2014 capital expenditures from continuing operations increased to $1.74 billion, compared with $1.50 billion in the same period of 2013. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.22 billion, up from $1.16 billion in the same period of 2013. The planned increase in capital expenditures primarily reflects investments in the commercial rental fleet.

Cash Flow
Operating cash flow from continuing operations through September 30, 2014 was $975 million, up from $890 million in the same period of 2013 due to higher earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through September 30, 2014 was $1.54 billion, compared with $1.29 billion in the same period of 2013. The increase in total cash generated includes a $126 million sale-leaseback transaction. Free cash flow from continuing operations through September 30, 2014 was negative $197 million and in line with our expectations, compared with negative $206 million for the same period of 2013.

Leverage
Balance sheet debt as of September 30, 2014 increased by $318 million compared with year-end 2013, resulting primarily from negative free cash flow. Balance sheet debt to equity as of September 30, 2014 was 227% compared with 221% at year-end 2013. Total obligations to equity as of September 30, 2014 were 237% compared with 226% at year-end 2013. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

Pension Plan Update
The Company is taking steps to reduce the size and potential future volatility of its U.S. pension plan obligation. The Company has recently offered approximately 11,000 former employees a one-time option to receive a lump sum distribution of their vested benefits by the end of 2014. This represents approximately 20% of Ryder’s U.S. pension plan obligations. No additional funding of the pension plan is required for this transaction, as all distributions will be made out of existing plan assets. The plan’s funded status is expected to remain materially unchanged as a result of this offer. The Company also expects to record a non-cash pension settlement charge in the fourth quarter, based on the rate of acceptance. This charge will be excluded from comparable earnings.

4

Outlook
Commenting on Ryder’s outlook, Mr. Sanchez said, “We expect many of the same factors that drove record third quarter revenue and earnings performance to continue in the fourth quarter. Our Fleet Management Solutions segment should continue to deliver strong revenue and earnings growth. Demand and pricing trends in our transactional rental and used vehicle sales businesses have remained favorable in October, and are expected to continue. Full service lease sales continued to be strong through the third quarter, which provides good momentum for ongoing growth of the product line. We’re also encouraged by the strong market interest in our new products such as on-demand maintenance. This year we’ve continued to selectively add new on-demand customers as we further develop the processes and technology needed to support a broader launch of this product in 2015. In the fourth quarter, Supply Chain Solutions is expected to have limited revenue growth; however, year-over-year earnings comparisons should improve from current levels.
“Taking these factors into consideration, we have established a fourth quarter earnings forecast range of $1.56 to $1.61 per share. This results in a full-year 2014 comparable earnings per share forecast of $5.55 to $5.60, compared with a previous range of $5.50 to $5.60. This represents 2014 earnings growth of approximately 15% compared with the prior year.”

Supplemental Company Information

Third Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended September 30, 2014 were $1.57 versus $1.35 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.01 ($0.3 million) in the third quarter of 2014, compared with a loss of $0.05 ($2.8 million) in the same period of the prior year. In the third quarter of 2013, the Company settled an unfavorable tax claim related to discontinued operations for $2.3 million. Net earnings for the third quarter of 2014 were $83.7 million versus $71.1 million in the year-earlier period.

Year-to-Date Operating Results
Total revenue for the nine months ended September 30, 2014, was $4.98 billion, up 4% from $4.80 billion in the same period of 2013. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first nine months of 2014 was $4.13 billion, up 5% from $3.93 billion in the first nine months of 2013. Ryder’s 2014 year-to-date earnings from continuing operations were $208.8 million, up 18% compared with $177.3 million in the year-earlier period. Earnings per diluted share from

5

continuing operations were $3.92 for the first nine months of 2014, up 16% compared with $3.39 for the same period of 2013. Comparable 2014 year-to-date earnings from continuing operations of $212.2 million increased 15% from $184.5 million in the year-earlier period. Comparable earnings per diluted share from continuing operations for the first nine months of 2014 were $3.98, up 13% from $3.53 in the same period of 2013.
Net earnings per diluted share (including discontinued operations) for the nine-month period ended September 30, 2014 were $3.89 versus $3.31 in the year-earlier period. Year-to-date earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.03 in 2014, compared with a loss of $0.08 in the same period of the prior year. Year-to-date net earnings were $207.3 million in 2014 versus $173.2 million in the year-earlier period.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety and financing options.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with

6

customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding earnings performance, lease fleet growth, sales activity and performance in our product lines, including full service lease, supply chain solutions, commercial rental and used vehicle sales, and anticipated capital expenditures through the end of the year. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand and pricing, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, comparable earnings before tax, comparable tax rate, comparable earnings per share forecast, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure and additional information as required by Regulation G regarding non-GAAP financial measures can be found in the tables following this release. Additional information may also be found in our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as

7

of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, October 22, 2014, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG8793758 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-396-7643 (outside U.S. dial 1-203-369-0526), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

65-14

8

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2014 and 2013
(In millions, except per share amounts)

	Three Months		Nine Months
	2014	2013	2014	2013

Lease and rental revenues	$756.7	709.0	$2,180.2	2,056.8
Services revenue	732.0	718.3	2,183.2	2,115.4
Fuel services revenue	198.4	207.2	619.1	629.3
Total revenues	1,687.2	1,634.5	4,982.5	4,801.6

Cost of lease and rental	522.9	489.6	1,524.0	1,439.3
Cost of services	607.5	595.9	1,839.0	1,769.8
Cost of fuel services	194.9	203.4	605.7	618.3
Other operating expenses	28.9	29.8	96.5	100.3
Selling, general and administrative expenses	202.0	196.8	594.1	580.9
Gains on vehicle sales, net	(33.7)	(22.5)	(96.9)	(68.7)
Interest expense	35.9	34.0	106.3	102.3
Miscellaneous income, net	(1.0)	(3.4)	(11.2)	(11.6)
Restructuring and other recoveries, net	—	(0.3)	—	(0.3)
	1,557.4	1,523.1	4,657.7	4,530.3

Earnings from continuing operations before income taxes	129.7	111.4	324.8	271.3
Provision for income taxes	45.8	37.5	116.0	94.0
Earnings from continuing operations	84.0	73.9	208.8	177.3
Loss from discontinued operations, net of tax	(0.3)	(2.8)	(1.5)	(4.1)
Net earnings	$83.7	71.1	$207.3	173.2

Earnings (loss) per common share - Diluted
Continuing operations	$1.58	1.40	$3.92	3.39
Discontinued operations	(0.01)	(0.05)	(0.03)	(0.08)
Net earnings	$1.57	1.35	3.89	3.31

Earnings per share information - Diluted
Earnings from continuing operations	$84.0	73.9	$208.8	177.3
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.3)	(0.6)	(0.9)	(1.6)
Earnings from continuing operations available to common stockholders	$83.7	73.2	$207.9	175.6

Weighted-average shares outstanding - Diluted	53.0	52.2	53.0	51.8

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.58	1.40	$3.92	3.39
Non-operating pension costs	0.03	0.06	0.07	0.18
Pension settlement charges	0.01	0.01	0.01	0.01
Superstorm Sandy recoveries	—	(0.01)	—	(0.01)
Foreign currency translation benefit	—	—	—	(0.04)
Benefit from tax law change	—	—	(0.03)	—
Acquisition transaction costs	0.01	—	0.01	—
Comparable EPS from continuing operations *	$1.63	1.46	$3.98	3.53

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2014	December 31, 2013

Assets:
Cash and cash equivalents	$75.0	61.6
Other current assets	1,047.4	1,000.9
Revenue earning equipment, net	6,853.4	6,490.8
Operating property and equipment, net	691.5	633.8
Other assets	937.1	916.6
	$9,604.4	9,103.8

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$462.3	259.4
Other current liabilities	1,013.3	971.7
Long-term debt	4,045.2	3,930.0
Other non-current liabilities (including deferred income taxes)	2,101.0	2,045.9
Shareholders' equity	1,982.5	1,896.7
	$9,604.4	9,103.8

SELECTED KEY RATIOS AND METRICS

	September 30, 2014	December 31, 2013

Debt to equity	227%	221%
Total obligations to equity *	237%	226%
Effective interest rate (average cost of debt)	3.1%	3.5%

	Nine months ended September 30,
	2014	2013

Cash provided by operating activities from continuing operations	$974.7	890.0
Free cash flow *	(197.4)	(206.2)
Capital expenditures paid	1,741.2	1,495.8

Capital expenditures (accrual basis)	$1,737.3	1,497.5
Less: Proceeds from sales (primarily revenue earning equipment)	(521.5)	(336.6)
Net capital expenditures	$1,215.8	1,160.9

	Twelve months ended September 30,
	2014	2013

Return on average shareholders' equity	14.3%	15.0%
Return on average assets	2.9%	2.7%
Adjusted return on capital *	5.7%	5.7%
Weighted average cost of capital	4.8%	4.7%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2014 and 2013
(Dollars in millions)

	Three Months			Nine Months
	2014	2013	B(W)	2014	2013	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$575.8	548.3	5%	$1,694.1	1,622.0	4%
Contract maintenance	46.9	45.5	3%	136.9	136.9	—%
Contractual revenue	622.7	593.9	5%	1,831.0	1,758.9	4%
Commercial rental	234.2	210.7	11%	646.1	580.3	11%
Contract-related maintenance	56.8	49.9	14%	169.4	155.3	9%
Other	18.1	17.7	2%	53.2	54.2	(2)%
Fuel services revenue	255.0	266.0	(4)%	803.5	810.4	(1)%
Total Fleet Management Solutions	1,186.9	1,138.2	4%	3,503.2	3,359.2	4%
Supply Chain Solutions	617.8	610.8	1%	1,842.7	1,784.4	3%
Eliminations	(117.6)	(114.4)	3%	(363.5)	(342.1)	6%
Total revenue	$1,687.2	1,634.5	3%	$4,982.5	4,801.6	4%

Operating Revenue: *
Fleet Management Solutions	$931.9	872.2	7%	$2,699.7	2,548.8	6%
Supply Chain Solutions	545.0	528.3	3%	1,610.8	1,538.0	5%
Eliminations	(60.9)	(55.7)	9%	(179.1)	(161.0)	11%
Total operating revenue	$1,415.9	1,344.9	5%	$4,131.4	3,925.8	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$121.0	96.4	25%	$311.5	245.8	27%
Supply Chain Solutions	36.2	39.6	(9)%	88.7	97.0	(9)%
Eliminations	(9.6)	(9.1)	5%	(29.7)	(25.8)	15%
	147.6	126.9	16%	370.4	317.1	17%
Unallocated Central Support Services	(13.6)	(10.1)	35%	(36.5)	(32.0)	14%
Non-operating pension costs	(2.5)	(5.1)	(52)%	(7.3)	(15.3)	(52)%
Restructuring and other (charges) recoveries, net and other items	(1.8)	(0.4)	NM	(1.8)	1.5	NM
Earnings from continuing operations before income taxes	129.7	111.4	16%	324.8	271.3	20%
Provision for income taxes	45.8	37.5	(22)%	116.0	94.0	(23)%
Earnings from continuing operations	$84.0	73.9	14%	$208.8	177.3	18%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2014 and 2013
(Dollars in millions)

	Three Months			Nine Months
	2014	2013	B(W)	2014	2013	B(W)

Fleet Management Solutions

Total revenue	$1,186.9	1,138.2	4%	$3,503.2	3,359.2	4%
Fuel services revenue	(255.0)	(266.0)	(4)%	(803.5)	(810.4)	(1)%
Operating revenue *	$931.9	872.2	7%	$2,699.7	2,548.8	6%

Segment earnings before income taxes	$121.0	96.4	25%	$311.5	245.8	27%

Earnings before income taxes as % of total revenue	10.2%	8.5%		8.9%	7.3%

Earnings before income taxes as % of operating revenue *	13.0%	11.1%		11.5%	9.6%

Supply Chain Solutions

Total revenue	$617.8	610.8	1%	$1,842.7	1,784.4	3%
Subcontracted transportation	(72.9)	(82.4)	(12)%	(231.9)	(246.4)	(6)%
Operating revenue *	$545.0	528.3	3%	$1,610.8	1,538.0	5%

Segment earnings before income taxes	$36.2	39.6	(9)%	$88.7	97.0	(9)%

Earnings before income taxes as % of total revenue	5.9%	6.5%		4.8%	5.4%

Earnings before income taxes as % of operating revenue *	6.6%	7.5%		5.5%	6.3%

Memo:
Dedicated services operating revenue *	$314.5	309.2	2%	$950.7	902.3	5%
Dedicated services subcontracted transportation	33.1	34.0	(3)%	104.4	104.4	—%
Dedicated services total revenue	347.7	343.3	1%	1,055.1	1,006.8	5%

Fuel costs	$63.4	67.1	5%	$203.7	202.2	(1)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2014/2013
	2014	2013	2014	2013	Three Months	Nine Months

Full service lease
Average fleet count	123,000	120,700	123,100	121,200	2%	2%
End of period fleet count	123,200	120,800	123,200	120,800	2%	2%
Miles/unit per day change - % (a)	2.3%	1.9%	1.3%	2.6%

Commercial rental
Average fleet count	40,800	38,300	39,600	37,500	7%	6%
End of period fleet count	40,700	38,500	40,700	38,500	6%	6%
Rental utilization - power units	78.0%	79.7%	76.7%	78.0%	(170) bps	(130) bps
Rental rate change - % (b)	4.3%	4.0%	4.7%	2.6%

Customer vehicles under
contract maintenance
Average fleet count	40,200	37,000	38,800	37,300	9%	4%
End of period fleet count	41,300	37,300	41,300	37,300	11%	11%

Customer vehicles under
transactional maintenance (c)
Fleet serviced during the period	6,200	3,900	13,000	8,000	59%	63%

SCS
Average fleet count (d)	12,500	12,100	12,500	12,100	3%	3%

Used vehicle sales (UVS)
Average UVS inventory	6,000	8,800	6,800	9,500	(32)%	(28)%
End of period fleet count	5,800	8,200	5,800	8,200	(29)%	(29)%
Used vehicles sold	5,000	5,800	16,100	17,600	(14)%	(9)%
UVS pricing change - % (e)
Tractors	16%	(6)%	11%	(5)%
Trucks	14%	9%	14%	5%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Total revenue	$1,687.2	1,634.5	$4,982.5	4,801.6
Fuel services and subcontracted transportation revenue	(327.9)	(348.4)	(1,035.4)	(1,056.9)
Fuel eliminations	56.7	58.8	184.4	181.1
Operating revenue *	$1,415.9	1,344.9	$4,131.4	3,925.8

DEBT TO EQUITY RECONCILIATION	September 30, 2014	% to Equity	December 31, 2013	% to Equity

On-balance sheet debt	$4,507.6	227%	$4,189.4	221%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	199.2		94.5
Total obligations *	$4,706.8	237%	$4,283.9	226%

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2014	2013

Net cash provided by operating activities from continuing operations	$974.7	890.0
Proceeds from sales (primarily revenue earning equipment)	395.7	336.6
Proceeds from sale and leaseback of revenue earning equipment	125.8	—
Collections on direct finance leases	48.9	54.8
Insurance recoveries and other	(1.3)	8.2
Total cash generated *	1,543.8	1,289.7
Capital expenditures	(1,741.2)	(1,495.8)
Free cash flow *	$(197.4)	(206.2)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2014	2013

Net earnings (12-month rolling period)	$272.0	227.0
+ Restructuring and other items	3.0	7.0
+ Income taxes	148.0	121.0
Adjusted earnings before income taxes	423.0	335.0
+ Adjusted interest expense (b)	143.0	141.0
- Adjusted income taxes	(199.0)	(177.0)
= Adjusted net earnings for ROC (numerator)	$367.0	319.0

Average total debt	$4,406.0	3,886.0
Average off-balance sheet debt	109.0	143.0
Average shareholders' equity	1,895.0	1,518.0
Adjustment to equity (c)	(1.0)	(4.0)
Adjusted average total capital (denominator)	$6,409.0	5,543.0

Adjusted ROC *	5.7%	5.7%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Nine Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,687.2		$1,687.2	$4,982.5		$4,982.5

Cost of lease and rental	522.9	—	522.9	1,524.0	—	1,524.0
Cost of services	607.5	—	607.5	1,839.0	—	1,839.0
Cost of fuel services	194.9	—	194.9	605.7	—	605.7
Other operating expenses	28.9	—	28.9	96.5	—	96.5
Selling, general and administrative expenses (a) (b)	202.0	(4.3)	197.7	594.1	(9.1)	585.0
Gains on vehicle sales, net	(33.7)	—	(33.7)	(96.9)	—	(96.9)
Interest expense	35.9	—	35.9	106.3	—	106.3
Miscellaneous income, net	(1.0)	—	(1.0)	(11.2)	—	(11.2)
	1,557.4	(4.3)	1,553.1	4,657.7	(9.1)	4,648.6
Earnings from continuing operations before income taxes	129.7	4.3	134.0	324.8	9.1	333.9
Provision for income taxes (c) (d)	(45.8)	(1.7)	(47.5)	(116.0)	(5.7)	(121.7)
Earnings from continuing operations	84.0	2.6	86.5	208.8	3.5	212.2

Tax rate on continuing operations	35.3%		35.4%	35.7%		36.4%

Earnings per common share - Diluted:
Continuing operations	$1.58	0.05	$1.63	$3.92	0.06	$3.98

	Three Months			Nine Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,634.5		$1,634.5	$4,801.6		$4,801.6

Cost of lease and rental	489.6	—	489.6	1,439.3	—	1,439.3
Cost of services (e)	595.9	0.6	596.5	1,769.8	0.6	1,770.4
Cost of fuel services	203.4	—	203.4	618.3	—	618.3
Other operating expenses	29.8	—	29.8	100.3	—	100.3
Selling, general and administrative expenses (a) (b)	196.8	(6.3)	190.5	580.9	(16.6)	564.3
Gains on vehicle sales, net	(22.5)	—	(22.5)	(68.7)	—	(68.7)
Interest expense	34.0	—	34.0	102.3	—	102.3
Miscellaneous income, net (f)	(3.4)	—	(3.4)	(11.6)	1.9	(9.7)
Restructuring and other recoveries, net	(0.3)	0.3	—	(0.3)	0.3	—
	1,523.1	(5.4)	1,517.7	4,530.3	(13.8)	4,516.5
Earnings from continuing operations before income taxes	111.4	5.4	116.8	271.3	13.8	285.1
Provision for income taxes (d)	(37.5)	(2.3)	(39.8)	(94.0)	(6.5)	(100.6)
Earnings from continuing operations	73.9	3.1	77.0	177.3	7.2	184.5

Tax rate on continuing operations	33.7%		34.1%	34.7%		35.3%

Earnings per common share - Diluted:
Continuing operations	$1.40	0.06	$1.46	$3.39	0.14	$3.53
Notes regarding adjustments:

(a)
2014 and 2013 include non-operating pension costs of ($2.5) and ($5.1) respectively. Non-operating pension costs include the amortization of actuarial loss, interest cost and expected return on plan assets components of pension and post-retirement costs, which are tied to financial market performance. We consider these costs to be outside the operational performance of the business.

(b)	2014 includes pension settlement charges of ($1.3) and acquisition transaction costs of ($0.6). 2013 includes pension settlement charges of ($1.3).
(c)	Tax benefit related to a tax law change in New York.
(d)	Tax impact of non-operating pension costs and other adjustments.
(e)	Recoveries in the amount of $0.6 related to Superstorm Sandy losses.
(f)	Foreign currency translation benefit.
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Fourth Quarter 2014	Full Year 2014
EPS from continuing operations	$1.53 - 1.58	$5.46 - 5.51
Non-operating pension costs	0.03	0.10
Pension settlement charges	—	0.01
Benefit from tax law change	—	(0.03)
Acquisition transaction costs	—	0.01
Comparable EPS from continuing operations forecast*	$1.56 - 1.61	$5.55 - 5.60

	Three Months		Nine Months
	2014	2013	2014	2013

Depreciation expense	$264.1	241.8	$770.1	707.8
Subcontracted transportation	$72.9	82.4	$231.9	246.4

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

8